Exhibit 99.1

CHYRON REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2010

MELVILLE, N.Y., May 6, 2010 -- Chyron (NASDAQ:  CHYR), a leading provider of Graphics as a Service for on air, online, out of home, and mobile applications, today announced its financial results for the first quarter ended March 31, 2010.

Financial Highlights:

Revenues of $6.9 million for the first quarter of 2010, up 10% over the prior year’s first quarter revenues of $6.3 million;

Operating expenses of $5.3 million for the first quarter, level with the prior year’s first quarter;

Operating loss of $0.5 million for the first quarter of 2010, 57% better than the prior year’s first quarter operating loss of $1.1 million;

Net Loss of $0.7 million for the first quarter of 2010, as compared to a net loss of $0.9 million for the prior year’s first quarter;

A basic and diluted loss per share of $0.04 for the first quarter of 2010, as compared to a basic and diluted loss per share of $0.06 for the first quarter of 2009;

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) plus share-based compensation expense (“Adjusted EBITDA”) of $0.2 million for the first quarter of 2010 versus an adjusted EBITDA loss of $0.5 million for the first quarter of 2009, a $0.7 million improvement.

For the first quarter of 2010, total revenues were $6.9 million, an increase of 10% over revenues of $6.3 million for the first quarter of 2009.  Services revenues, which includes revenues from the Company’s Axis online graphics service as well as maintenance agreements and training for the broadcast graphics products, for the first quarter of 2010 were $1.5 million, an increase of 33% over the $1.2 million reported for the first quarter of 2009.  Product revenues for the first quarter of 2010 were $5.4 million, an increase of 4% over the $5.1 million reported for the first quarter of 2009.  Gross profit margin was 70% for the first quarter of 2010 as compared to 67% for the first quarter of 2009.  Total operating expenses for the first quarter of 2010 were $5.3 million, which was level with the amount reported for the first quarter of 2009.  Selling, general and administrative expenses of $3.6 million for first quarter of 2010 were up 5% from the $3.4 million reported for the first quarter of 2009 primarily due to higher sales commissions and bonuses of $0.1 million and legal fees of $0.1 million.  Research and development expense of $1.6 million was down 9% from the $1.8 million reported for the first quarter of 2009 primarily due to lower compensation costs of $0.1 million and allocated employee costs and overhead expenses of $0.1 million.  Net loss for the first quarter of 2010 was $0.7 million after a net income tax provision of $0.2 million, an improvement of 26% as compared to the $0.9 million net loss after a net income tax benefit of $0.2 million, for the first quarter of 2009.

Michael Wellesley-Wesley, Chyron President and CEO, commented, "After spending the recessionary period developing our technology and putting into place the means to drive future growth, we believe that revenue and earnings bottomed out in 2009 and we expect to see both begin to climb this year. While traditionally the weakest quarter, the first quarter of 2010 has been satisfactory.  We surpassed our internal projections and are on track to achieve, if not surpass, our projections for the second quarter.

Our goals for the remainder of the year are twofold:  build growth and continue investing in our future.  Toward the first objective, we are ramping up our sales and marketing efforts.    On the second goal, even though we have increased our R&D spend in each of the last three years, we are not done innovating.   We continue to make significant enhancements to our Axis suite of cloud based services, and we are investing more in 3D graphics technology and in Virtual Set technology where we recently announced a partnership with NeuroTV.

The investments that we made and continue to make in our products have had measureable success.  We are seeing increased adoption of Axis and interest from large station groups. By combining the agility and light touch inherent in a web–based approach with our best of breed systems on the ground, we offer our media customers highly responsive software solutions that speed the easy creation, management and delivery of graphics from desktop to display.”

Conference Call and Webcast: First Quarter Financial Results:

Chyron Corporation management will host a conference call on Thursday, May 6, 2010, at 10:00 AM eastern time, to review the first quarter of 2010 results. Participants using the telephone should dial (877) 556-5248 (U.S. and Canada) or (720) 545-0029 (International) and refer to either the Company name or conference ID 69427771.  Web participants are encouraged to go to http://investor.chyron.com/events.cfm at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. To access an archived recording of the call, dial (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and refer to conference ID 69427771. The archive will be available for four weeks, through June 3, 2010.

About Chyron

As a pioneer of Graphics as a Service for digital video media Chyron continues to define the world of digital and broadcast graphics with Web, Mobile, HD, 3D and newsroom integration solutions. Winner of numerous awards, including two Emmys, Chyron has proven itself as a leader in the industry with sophisticated graphics offerings that include Chyron's AXIS Graphics online content creation software, HD/SD switchable on-air graphics systems, clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions, and the award-winning WAPSTR mobile phone newsgathering application, as well as digital signage. For more information about Chyron products and services please visit the Company's websites at www.chyron.com, www.chytv.com and www.axisgraphics.tv.  For the Company’s Investor Relations site, please visit www.chyron.com and click on Investors. (NASDAQ:  CHYR).

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) the Company’s belief that revenue and earnings bottomed out in 2009 and the Company’s expectation that both will begin to climb this year; (ii) the Company’s belief that it is on track to achieve, if not surpass, it’s projections for the second quarter; and, (iii) the Company’s belief that the investments it has made and continues to make has had measurable success.  These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:  current and future economic conditions that may adversely affect our business and customers; our revenues and profitability may fluctuate from period to period and therefore may fail to meet expectations, which could cause our stock price to decline; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to integrate our AXIS online graphics creation solution into our product offerings and to generate profits from AXIS as quickly as expected; our ability to generate sales and profits from our workflow and asset management solutions and Mobile Suite products; rapid technological changes and new technologies that could render certain of our products to be obsolete; competitors with significantly greater financial resources; new product introductions by competitors; expansion into new markets; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2009, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and we undertake no duty to update this information unless required by law.

- Tables Follow -

CHYRON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009

Net sales	$6,872	$6,270
Gross profit	4,827	4,220
Operating expenses:
Selling, general and administrative	3,626	3,454
Research and development	1,658	1,830
Total operating expenses	5,284	5,284
Operating (loss)	(457)	(1,064)
Interest and other income (expense), net	(39)	(40)
(Loss) before taxes	(496)	(1,104)
Income tax (expense) benefit, net	(158)	226
Net (loss)	$(654)	$(878)

Net (loss) per common share -
Basic	$(0.04)	$(0.06)
Diluted	$(0.04)	$(0.06)
Weighted average number of common and
common equivalent shares outstanding:
Basic	15,897	15,682
Diluted	15,897	15,682

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	March 31,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$4,858	$5,238
Accounts receivable, net	4,560	3,477
Inventories, net	2,486	2,515
Deferred taxes	2,331	2,490
Other current assets	855	943
Total current assets	15,090	14,663
Deferred taxes	17,721	17,705
Goodwill and intangible assets, net	2,921	2,951
Other non-current assets	2,120	2,254
Total assets	$37,852	$37,573

Liabilities and shareholders' equity:
Current liabilities	$6,236	$5,862
Non-current liabilities	3,793	3,627
Total liabilities	10,029	9,489

Shareholders' equity	27,823	28,084
Total liabilities and shareholders' equity	$37,852	$37,573

The Company defines Adjusted EBITDA as GAAP net income (loss) plus net interest, income tax expense (benefit), depreciation, amortization and non-cash share-based compensation expense. These results are provided as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure is a good indication of the Company's ability to generate cash that is or will be used in the business. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income (loss) as a measure of performance.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2010	2009

Net (loss)	$(654)	$(878)
Interest (income) expense, net	17	5
Income tax expense (benefit)	158	(226)
Depreciation and amortization	255	214
EBITDA	(224)	(885)
Share-based compensation expense	405	425
Adjusted EBITDA	$181	$(460)